EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Mary Ellen Dammyer
Executive Vice President	Investor Relations
(847) 382-1000	(847) 620-1349

CTI Industries Corporation

Releases Financial Results for

The Second Quarter and Six Months

Ended June 30, 2005

FOR IMMEDIATE RELEASE

Tuesday, August 22, 2005

BARRINGTON, IL, August 22, 2005 -- CTI Industries Corporation (NASDAQ Small Cap - CTIB), a manufacturer and marketer of metalized balloons, latex balloons, novelty items and printed and laminated films, today released financial results for its second quarter and for the six months ending June 30, 2005. For the quarter, net sales were $7,572,626, compared to net sales for the second quarter of 2004 of $9,591,785, a decline of 21%. The Company incurred a net loss for the quarter of ($53,615), compared to net loss of ($135,680) for the second quarter of 2004.

Net loss per share (basic and diluted) was ($0.03) for the three months ending June 30, 2005, compared to a net loss per share for the three months ending June 30, 2004 of ($0.07) (basic and diluted).

For the six month period ending June 30, 2005, net revenues were $16,675,953, compared to net revenues for the same period in 2004 of $20,485,769, a decline of 19%. For the six month period, the Company had net income of $30,872 compared to net income of $236,219 for the same period of 2004. For the six month period, the Company had net income per share of $0.02 (basic and diluted), compared to net income per share of $0.12 (basic and diluted) for the same period last year.

“Revenues declined in the second quarter, and in the first half of 2005, compared to the same periods last year,” reported Howard Schwan, President. “The decline was attributable principally to the loss of sales to Hallmark Cards due the termination of our relationship with them as of March 31, 2005,” he said. “However, except for the decline in sales to Hallmark Cards, our sales of metalized balloons and in our other product lines remained essentially stable in the first half of the year.”

“We achieved significant reductions in operating expenses during the first six months of this year, compared to the same period last year, with a reduction of almost 16% in total operating expenses for the period” reported Stephen Merrick, Chief Financial Officer.

“During the six month period, our margins improved slightly and we were also able to reduce our production overhead costs by about 29% compared to the same period of 2004,” he reported. “As a result, we were able to achieve profitability even with the decline in sales of metalized balloons.

CTI Industries is one of the leading manufacturers and marketers of metalized and latex balloons and produces laminated and printed films for commercial uses. CTI markets its products throughout the United States and in a number of other countries.

This press release may contain forward-looking statements within the meaning of Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K.

– FINANCIAL HIGHLIGHTS FOLLOW --

CTI INDUSTRIES CORPORATION

SUMMARY FINANCIAL INFORMATION

Quarter Ended June 30, 2005 and 2004

Six months ended June 30, 2005 and 2004

Consolidated Balance Sheets
	June 30, 2005	December 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$383,896	$526,470
Accounts receivable, net	4,668,379	6,123,137
Inventories	6,982,497	8,348,494
Other current assets	520,023	646,805
Total current assets	12,554,795	15,644,906

Property and equipment, net	10,094,657	10,588,511
Other assets	1,394,301	1,654,147
Total Assets	$24,043,753	$27,887,564

Liabilities & Stockholders' Equity
Total current liabilities	$14,651,736	$18,435,055
Long term debt, less current maturities	5,060,025	5,119,745
Other liabilities	1,425,949	1,371,364
Minority interest	11,368	10,230
Stockholders' equity	2,894,675	2,951,170

Total Liabilities & Stockholders' Equity	$24,043,753	$27,887,564

Consolidated Statements of Operations
	Quarter Ended June 30		Six months ended June 30
	2005	2004	2005	2004

Net sales	$ 7,572,626	$ 9,591,785	16,675,953	$ 20,485,769
Cost of sales	5,989,672	7,559,756	13,219,006	16,306,371

Gross profit on sales	1,582,954	2,032,029	3,456,947	4,179,398

Operating expenses	1,478,552	1,814,013	3,025,832	3,586,566

Income from operations	104,402	218,016	431,115	592,832

Other income (expense):
Interest expense	(281,727)	(338,828)	(587,107)	(669,964)
Other	162,072	(73,984)	220,651	489,667
(Loss) income before income taxes and minority interest	(15,253)	(194,796)	64,659	412,535

Income tax expense	38,191	(58,327)	33,712	175,129

Income (loss) before minority interest	(53,444)	(136,469)	30,947	237,406

Minority interest in (loss) of subsidiary	171	(789)	75	1,187

Net income (loss)	$ (53,615)	$ (135,680)	30,872	$ 236,219

Income (loss) applicable to common shares	$ (53,615)	$ (135,680)	30,872	$ 236,219

Basic income (loss) per common and common equivalent shares	$ (0.03)	$ (0.07)	0.02	$ 0.12

Diluted income (loss) per common and common equivalent shares	$ (0.03)	$ (0.07)	0.02	$ 0.12
Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	1,954,100	1,918,420	1,954,100	1,918,420
Diluted	1,954,100	1,918,420	1,974,222	2,032,665